Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and related Prospectus of Gulf Island Fabrication, Inc. for the registration of $42,841,260 of its common stock and 1,589,067 shares of its common stock, and to the incorporation by reference therein of our reports (a) dated March 15, 2007, with respect to the consolidated financial statements of Gulf Island Fabrication, Inc., Gulf Island Fabrication, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Gulf Island Fabrication, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2006, and (b) dated April 14, 2006, with respect to the financial statements of Gulf Marine Fabricators (Partnership) included in its Current Report on Form 8-K/A dated January 30, 2006, both filed with the Securities and Exchange Commission.

Ernst & Young LLP

New Orleans, Louisiana

July 17, 2007